Exhibit (d)(2)(a)

AMENDMENT TO MANAGEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

TRANSAMERICA CAYMAN BLACKROCK GLOBAL ALLOCATION VP, LTD

THIS AMENDMENT is made effective as of May 1, 2020, to the Management Agreement dated March 1, 2016 (the “Agreement”), between Transamerica Asset Management, Inc. (the “Investment Adviser”) and Transamerica Cayman BlackRock Global Allocation VP, Ltd. (the “Fund”).

In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	The name of the fund Transamerica Cayman BlackRock Global Allocation VP, Ltd is changed to Transamerica Cayman Morgan Stanley Global Allocation VP, Ltd effective May 1, 2020.

In all other respects, the Agreement dated March 1, 2016 is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of May 1, 2020.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Senior Vice President

TRANSAMERICA CAYMAN BLACKROCK GLOBAL ALLOCATION VP, LTD

By:	/s/ Marijn Smit
Name:	Marijn Smit
Title:	Director